Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We have issued our report dated February 26, 2010, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Advanced Energy Industries, Inc., on Form 10-K for the year ended December 31, 2009, which are incorporated by reference in the Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Denver, Colorado

May 25, 2010